SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2007

CHITTENDEN CORPORATION

(Exact name of Registrant as specified in charter)

Vermont	001-13769	03-0228404
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Burlington Square, Burlington, Vermont	05401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 660-1410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On January 19, 2007, Chittenden Corporation (“Chittenden”) announced that it had entered into an Agreement and Plan of Merger, dated as of January 18, 2007 (the “Merger Agreement”), with Merrill Merchants Bancshares, Inc. (“Merrill”), which provides for the merger of Merrill with and into Chittenden (the “Merger”). Under the terms of the Merger Agreement, Merrill shareholders may elect to receive either $31.00 per share in cash or 1.02 shares of Chittenden common stock for each share of Merrill stock they own. Elections will be subject to allocation procedures that are intended to ensure that 60% of the shares of Merrill common stock outstanding immediately prior to the consummation of the Merger will be converted into Chittenden common stock (with total stock consideration of approximately 2.20 million shares of Chittenden common stock) and 40% of such shares of Merrill common stock will be converted into cash (with total cash consideration of approximately $44.57 million). Completion of the Merger is subject to a number of customary conditions, including, but not limited to, the approval of the Merger Agreement by Merrill shareholders and the receipt of required regulatory approvals.

The joint press release issued by Chittenden and Merrill is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(d)	Exhibits.

99.1	Joint Press Release issued by Chittenden Corporation and Merrill Merchants Bancshares, Inc. on January 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHITTENDEN CORPORATION

Date: January 19, 2007	By:	/s/ F. Sheldon Prentice
F. Sheldon Prentice
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint Press Release issued by Chittenden Corporation and Merrill Merchants Bancshares, Inc. on January 19, 2007